EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                          COMCAST UK CABLE PARTNERS AND
                       NTL INCORPORATED ANNOUNCE AGREEMENT
                           WITH TELEWEST PLC REGARDING
                        BIRMINGHAM CABLE AND CABLE LONDON


New York, NY;  Philadelphia,  PA - August 17, 1998 - NTL  Incorporated  (NASDAQ:
NTLI; EASDAQ:NTLI.ed) and Comcast UK Cable Partners Limited (NASDAQ:CMCAF) announced today that Comcast UK and NTL have entered into an agreement (the "Telewest Agreement") with Telewest Communications plc ("Telewest") relating to Comcast UK's ownership interests in Birmingham Cable Corporation Limited, Comcast UK's and Telewest's respective ownership interests in Cable London plc and certain other related matters.

Pursuant to the Telewest Agreement, Comcast UK has agreed to sell its 27.5% ownership interest in Birmingham Cable to Telewest for UK 125 million pounds sterling, plus UK 5 million pounds sterling for certain subordinated debt and fees owed to Comcast UK, and Comcast UK and Telewest have resolved their differences regarding the operations of the terms of the Co-Ownership Agreement between them as principal shareholders of Birmingham Cable and the Articles of Association of Birmingham Cable. Comcast UK and Telewest have also agreed within a certain time period to rationalize their joint ownership of Cable London pursuant to an agreed procedure. Generally between six and nine months after the Amalgamation, Comcast UK (or NTL following the Amalgamation) will notify Telewest of the price at which it is willing to sell its 50% ownership interest in Cable London to Telewest. Following such notification, Telewest at its option will be required at that price to either purchase Comcast UK's 50% ownership interest in Cable London or sell its 50% ownership interest in Cable London to Comcast UK (or NTL).

The arrangements with Telewest are not dependent upon the consummation of Comcast UK's amalgamation (the "Amalgamation") with a wholly-owned subsidiary of NTL.

As a result of the Telewest Agreement, the status of Comcast UK's ownership interest in Cable London has been resolved for purposes of the Amalgamation and, assuming consummation of the sale of Comcast UK's ownership interest in Birmingham Cable to Telewest immediately prior to the Amalgamation, Comcast UK shareholders will receive in the Amalgamation 0.3745 shares of NTL common stock for each Comcast UK share.

In connection with the Telewest Agreement, Comcast UK and NTL have agreed to extend the termination date for the Amalgamation from October 5, 1998 to November 4, 1998.

                                     * * * *

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For further information contact:
-------------------------------

At Comcast: John R. Alchin, Senior Vice President and Treasurer at (215) 981-7503 or Kenneth Mikalauskas, Vice President-Finance at (215) 981-7541.

At NTL:

In the US: John F. Gregg, Managing Director - Corporate Development; Michael A. Peterson, Director - Corporate Development; or Richard J. Lubasch, Senior Vice-President - General Counsel each at (212) 906-8440.

In the UK: Alison Smith, Group Communications 01252-402662 or via e-mail at investor_relations@NTLI.com